UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 29, 2010
PARKER DRILLING COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-7573 (Commission File Number)	73-0618660 (I.R.S. Employer Identification No.)
5 Greenway Plaza, Suite 100, Houston, Texas
(Address of principal executive offices)
77046
(Zip Code)
Registrant’s telephone number, including area code: (281) 406-2000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 29, 2010, Parker Drilling Company (the “Company”) and W. Kirk Brassfield, Senior Vice President and Chief Financial Officer of the Company, entered into an Employment Agreement, effective December 29, 2010 (the “Agreement”), which replaced Mr. Brassfield’s existing employment agreement. Under the Agreement, Mr. Brassfield will continue to be paid an annual base salary of not less than $307,122.
     The Agreement has an initial term ending December 31, 2012. On January 1, 2013 and each following January 1 the term of the Agreement will be automatically extended for successive one-year terms, unless 90 days advance notice is given by either Mr. Brassfield or the Company that the term will not be extended.
     Pursuant to the Agreement, either the Company or Mr. Brassfield may terminate Mr. Brassfield’s employment at any time. The Agreement provides that if Mr. Brassfield’s employment is terminated prior to a change in control either involuntarily by the Company and not due to cause, or by Mr. Brassfield for good reason, Mr. Brassfield will receive (1) 1 1/2 times the greater of the sum of his base salary and current annual incentive target bonus and the sum of Mr. Brassfield’s highest base salary paid and highest annual incentive bonus earned with respect to any of the three calendar years immediately preceding the year of termination, (2) a pro-rata bonus award for the year of his termination, subject to actual achievement of performance goals, and (3) 24 months of health and dental coverage for himself and his covered dependents.
     In the event of a change in control, the term of the Agreement will be extended for a period of two years from the date of the change in control. A “change in control” is generally defined to include the acquisition by a person of 50% or more of the Company’s voting power, specified changes in a majority of the Board of Directors, a merger resulting in existing stockholders having less than 50% of the voting power in the surviving company, the sale or liquidation of the Company and such events as the Board of Directors determines to constitute a change in control. If Mr. Brassfield’s employment is terminated within the extended term following a change in control either involuntarily by the Company and not due to cause or by Mr. Brassfield for good reason, Mr. Brassfield will receive (1) three times the greater of the sum of his base salary and current annual incentive target bonus and the sum of Mr. Brassfield’s highest base salary paid and highest annual incentive bonus earned with respect to any of the three calendar years immediately preceding the year of termination, (2) a pro-rata bonus award for the year of his termination, subject to actual achievement of performance goals, (3) 36 months of health and dental coverage for himself and his covered dependents, and (4) advancement of legal fees in limited circumstances. Unlike Mr. Brassfield’s prior agreement with the Company, the Agreement does not provide for a gross-up in the event he is entitled to benefits which constitute parachute payments subject to an excise tax under the Internal Revenue Code.
     The Agreement also provides confidentiality, non-competition, non-recruitment and non-solicitation covenants during employment and for one year after any termination. Severance payments are subject to forfeiture if the non-competition, non-recruitment or non-solicitation covenants are violated or if the Company learns of facts that would have resulted in a termination for cause. Additionally, severance payments under the Agreement are conditioned upon Mr. Brassfield’s timely execution of a waiver and release of claims against the Company and its affiliates, officers and directors.
     In the event of a termination of Mr. Brassfield’s employment by the Company due to cause (which includes, among other things, conviction of a felony, fraud upon the Company, misappropriation of funds or property of the Company and violation of law), death, disability, or voluntary resignation for other than good reason, Mr. Brassfield will be entitled to receive only those payments and benefits that have accrued to him.

     The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.
               (d) Exhibits.
10.1†     Employment Agreement between Mr. W. Kirk Brassfield and Parker Drilling Company, effective December 29, 2010

†	Management contract or compensatory plan or arrangement

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARKER DRILLING COMPANY
Dated: January 4, 2011	By:	/s/ David C. Mannon
David C. Mannon
President and Chief Executive Officer